
                                                                                                    -----------------------------
                                                     UNITED STATES                                          OMB APPROVAL
                                           SECURITIES AND EXCHANGE COMMISSION                       -----------------------------
                                                Washington, D.C. 20549                              OMB Number:         3235-0058
                                                                                                    Expires:
                                                                                                    Estimated average burden
                                                      FORM 12b-25                                   hours per response ..... 2.50
                                                                                                    -----------------------------
                                                                                                    -----------------------------
                                             NOTIFICATION OF LATE FILING                                    SEC FILE NUMBER
                                                                                                              333-68942
(Check One):                                                                                        -----------------------------
                                                                                                    -----------------------------
 |X| Form 10-K and Form 10-KSB |_| Form 20-F |_| Form 11-K | | Form 10-Q and Form 10-QSB                     CUSIP NUMBER
                                       |_| Form N-SAR

     For Period Ended:     07-31-04                                                                 -----------------------------
                       -------------------
     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR
     For the Transition Period Ended: _______________________________________________________________________

------------------------------------------------------------------------------------------------------------------------------------
                            Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
------------------------------------------------------------------------------------------------------------------------------------
If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

------------------------------------------------------------------------------------------------------------------------------------

PART I -- REGISTRANT INFORMATION

------------------------------------------------------------------------------------------------------------------------------------
Full Name of Registrant
     CRITICAL CARE, INC.
------------------------------------------------------------------------------------------------------------------------------------
Former Name if Applicable
     LASIK AMERICA, INC.
------------------------------------------------------------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)
     6646 Indian School Road, N.E..
------------------------------------------------------------------------------------------------------------------------------------
City, State and Zip Code
     Albuquerque, New Mexico  87110
------------------------------------------------------------------------------------------------------------------------------------
PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

  |X| (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

  |X| (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 10-KSB, Form 20-F, Form 11-K | or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q or Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

  | |   (c) The accountant's statement or other exhibit required by Rule
        12b-25(c) has been attached if applicable.




PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K and 10-KSB, 20-F, 11-K, 10-Q and 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed period.

The registrant is unable to file its Annual Report (the "Annual Report") on Form
10-KSB for its fiscal year ended July 31, 2004 by the prescribed date of October
29, 2004 due to a delay with finalizing its audited results of operations for such period as management was unable to obtain certain information required for the preparation of the audit in a timely manner. The registrant intends to file the Annual Report on or prior to the prescribed extended date.


                                                                                                  (Attach Extra Sheets if Needed)


                                                                                                                     SEC 1344 (6/94)

PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

            Earnest B. Remo                                     (505)                                   837-2020
---------------------------------------                ---------------------                        -----------------
               (Name)                                        (Area Code)                            (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the
    Securities Exchange Act of 1934 or Section 30 of the Investment Company Act
    of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes [_] No
    --------------------------------------------------------------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
    [ ] Yes [X] No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



====================================================================================================================================

                               CRITICAL CARE, INC.
                   ------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:     October 29, 2004                                                       By:  /s/  Ernest B. Remo
       ---------------------------                                                  ----------------------------------------
                                                                                           Ernest B. Remo
                                                                                           Chief Executive Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative
(other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

----------------------------------------------------------- ATTENTION--------------------------------------------------------------
             Intentional misstatements or omissions of fact constitute Federal
             Criminal Violations (See 18 U.S.C. 1001).
------------------------------------------------------------------------------------------------------------------------------------
